Exhibit 99.1

Hoku Scientific, Inc. Reports First Quarter Fiscal Year 2008 Results

Highlights:

•  Hoku signs major polysilicon sales contract with Suntech Power Holdings Co., Ltd.

•  Hoku signs major polysilicon sales contract with Solar-Fabrik AG subsidiary

•  Hoku wins right to negotiate with Hawaiian Electric Company for solar energy purchase agreement

•  Hoku announces plans to increase size of polysilicon plant

•  Hoku announces focused solar strategy

KAPOLEI, Hawaii – July 24, 2007 – Hoku Scientific, Inc. (NASDAQ: HOKU), a materials science company focused on clean energy technologies, today announced its financial results for its first quarter ended June 30, 2007 and provided a general update on its business.

Revenue for the quarter ended June 30, 2007 was $1.1 million from contracts with the U.S. Navy compared to $1.2 million for the same quarter in 2006 comprised principally of $992,000 from contracts with Nissan Motor Co., Ltd. Total deferred revenue was $178,000 as of June 30, 2007 compared to $990,000 as of March 31, 2007. As of June 30, 2007, all of the deferred revenue was attributable to contracts with the U.S. Navy. As of March 31, 2007, deferred revenue was primarily attributable to contracts with the U.S. Navy of $929,000.

Net loss, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the quarter ended June 30, 2007 was $653,000, or $0.04 per diluted share, compared to GAAP net income of $313,000, or $0.02 per diluted share, for the same quarter in 2006.

Non-GAAP net loss for the quarter ended June 30, 2007 was $340,000, or $0.02 per diluted share, compared to non-GAAP net income of $481,000, or $0.03 per diluted share, for the same quarter in 2006. Non-GAAP net loss for the quarter ended June 30, 2007 and net income for the quarter ended June 30, 2006 excludes non-cash stock-based compensation of $313,000 and $168,000, respectively. The accompanying schedules provide a reconciliation of net income (loss) and net income (loss) per share computed on a GAAP basis to net income (loss) and net income (loss) per share computed on a non-GAAP basis.

Dustin Shindo, chairman, president and chief executive officer of Hoku Scientific, said, “We couldn’t be happier with the strides made in our polysilicon and solar businesses over the past several months. Without question, the most significant news is the signing of polysilicon supply agreements with Suntech and Solar-Fabrik. These contracts along with our contract with SANYO may result in aggregate payments to us of up to approximately $1.2 billion over ten years.”

“Based on these agreements, we intend to increase the planned size of our polysilicon plant by up to 1,000 additional metric tons of annual capacity. We expect that the cost will be greater than $260 million, which was the estimated cost for a 2,000 metric ton per year polysilicon plant, but we have not yet determined an estimated cost. We intend to use the over $211 million in advance payments from our polysilicon agreements to contribute to the financing of the construction, subject to our achievement of various polysilicon production and quality milestones. We plan to cover the remaining construction costs through debt and/or the issuance of equity securities.

“Significant steps have also been made in our Hoku Solar business. In June 2007, we announced a focused strategy where we will either sell a turnkey solar PV system to the end user, or provide clean solar energy through a power purchase agreement, and we will exit the solar module manufacturing business. We have seen consistent reductions in solar module pricing, and believe that we can offer better pricing and service to our customers by purchasing solar modules through third-party vendors instead of producing solar modules ourselves. Since we became a licensed electrical contractor in the State of Hawaii in December 2006, we have signed several installation contracts, including Bank of Hawaii, Hardware Hawaii and Paradise Beverages. In May 2007, Hawaiian Electric Company selected us to enter into negotiations for the installation of a 167 kilowatt PV system and for our sale to Hawaiian Electric Company of the power generated by that system over a 20-year period. If this system were installed today, this system would be considered one of the larger solar PV systems in Hawaii.

“In regards to our fuel cell business, we continue to successfully demonstrate our Hoku MEA for the U.S. Navy in IdaTech’s fuel cell systems and have not seen any unrecoverable failure of Hoku MEA during this demonstration. The U.S. Navy is our only significant source of revenue at this time. Once the contract is completed, which we expect to be in August 2007, we anticipate that our only source of revenue will be from our PV system installations, until we begin delivering polysilicon. As mentioned before, there is uncertainty in the timing of significant revenue growth in the fuel cell industry and we have significantly scaled-back our investments in our fuel cell business.

“Our strategy to purchase solar modules from third-party vendors and not enter the solar module manufacturing business means that we will not generate incremental revenue through the sale of solar modules to distributors and contractors who integrate PV modules into solar power systems as previously anticipated. However, we believe that there is an increasing amount of interest from potential customers for power purchase agreements. These potential agreements would result in revenue being recognized over the term of the power purchase agreement, which could be as long as 20 years, rather than upon the completion of the PV system installation. As a result, we are revising our fiscal year ending March 31, 2008 revenue projections to be in the range of $3.0 to $6.0 million from our prior guidance of $7.0 to $10.0 million.

“In summary, this was a great quarter for Hoku Scientific. We were able to sign key contracts for our polysilicon business and we believe we have made significant progress in our PV system installation business. We also believe that our new focused solar strategy will help us to better execute on our growth opportunities.”

Business Summary and Update

Hoku Materials: The Company plans to build and equip a polysilicon production facility capable of producing up to 3,000 metric tons of polysilicon per year in Pocatello, Idaho. The estimated cost to construct and equip the polysilicon facility will be greater than $260 million. The Company intends to use the over $211 million in advance payment commitments from its polysilicon agreements to contribute to the financing of the construction, subject to the Company’s achievement of various polysilicon production and quality milestones. The Company plans to raise the remaining construction costs through debt and/or the issuance of equity securities. The Company is currently in discussions with various financial institutions about debt financing. The Company expects that it will need to raise at a minimum $150 million in debt financing; however this amount could be significantly greater depending on the estimated total cost to construct and equip the polysilicon facility. The Company commenced construction in May 2007, and assuming the financing can be obtained, it anticipates the availability of polysilicon beginning in the first half of calendar year 2009.

In June 2007, the Company entered into an agreement with Suntech Power Holdings Co., Ltd., or Suntech, to provide Suntech with up to $678 million of polysilicon sales over a ten-year period. Under the contract, Suntech advanced the Company $2 million, and will make additional prepayments for products in the amount of $45 million in installments upon achievement of various polysilicon production and quality milestones. The prepayment amount is backed by a letter of credit which has not been finalized. The contract includes a provision that allows for either party to cancel years 8 through 10 of delivery for any reason and at any time prior to the end of the fourth year of delivery under the agreement. In addition, either party may elect to terminate the agreement if the Company has failed to raise an aggregate of $100 million from the issuance of debt or equity securities by March 31, 2008 to finance the construction of its polysilicon manufacturing facility.

In June 2007, the Company entered into an agreement with Global Expertise Wafer Division Ltd., or GEWD, a wholly-owned subsidiary of Solar-Fabrik AG, to provide GEWD with up to $185 million of polysilicon sales over a seven year period. Under the contract GEWD advanced the Company $2 million and will make additional prepayments for products in the amount of $51 million in installments upon achievement of various polysilicon production and quality milestones.

As security for GEWD’s $51 million prepayment obligation, GEWD’s prepayment amount is backed by a $25 million letter of credit issued from Dresdner Bank AG. GEWD is required to deliver an additional $26 million bank letter of credit on or before September 30, 2007. If GEWD does not provide the additional $26 million letter of credit on or before September 30, 2007, then the Company may reduce the predetermined volume of polysilicon and increase the predetermined price under the agreement. In addition, either party may elect to terminate the agreement if the Company has failed to complete the financing necessary to build its polysilicon manufacturing facility by March 31, 2008.

In January 2007, the Company entered into an agreement with Sanyo Electric Company, Ltd., or SANYO, to provide SANYO with up to $370 million of polysilicon over a seven-year period. Under the contract, SANYO advanced the Company an initial direct deposit of $2 million, and will make additional prepayments for products in the amount of $110 million upon achievement of various polysilicon production and quality milestones. SANYO has placed $110 million in an escrow account with Bank of Hawaii. Under the agreement, the Company must also complete its financing by October 17, 2007 for the construction of its planned polysilicon production plant in Pocatello, Idaho. SANYO may terminate the agreement if the Company has not raised $100 million in gross aggregate proceeds from long-term bank debt, the issuance of equity securities, or polysilicon customer prepayments, or any combination thereof, to procure its planned polysilicon production plant by such date.

Hoku Solar: In June 2007, the Company announced its strategy to focus on the sale of turnkey photovoltaic, or PV, system installations, and related services, and its plan to not enter the solar module manufacturing business. In connection with this focused strategy, the Company sold its 15 megawatt per year module production line for $1.8 million in July 2007, which was purchased from Spire Corporation for an aggregate purchase price of approximately $1.9 million and written-down to $1.8 million in June 2007. The Company is canceling its plans to install the line in Hawaii, and to construct a plant capable of producing 30 megawatts of solar modules per year in Pocatello, Idaho. The Company also plans to resell the $2.8 million of solar cells that it purchased from E-Ton Solar Tech Co., Ltd. in October 2006. The Company will continue to market, sell and install turnkey PV systems, but will use modules purchased from third-party suppliers, which the Company believes it can purchase at a lower price than the cost to manufacture its own brand of modules. Furthermore, due to the change in its business strategy to not manufacture solar modules along with its downsizing of its fuel cell business, the Company is exploring the sale of its land and facility in Kapolei, Hawaii and the relocation to a smaller leased warehouse and office space on the island of Oahu, Hawaii.

In May 2007, Hawaiian Electric Company selected the Company to enter into negotiations for the installation of a 167 kilowatt PV power system and sell the power generated by that system over a 20-year period to Hawaiian Electric Company. In addition, as of June 30, 2007, the Company has entered into several installation contracts, including Bank of Hawaii, Hardware Hawaii and Paradise Beverages, which is the Hawaii distributor for Coors and Miller. The Company expects its solar installation business will be the primary source of revenue over the next couple of years until its polysilicon manufacturing facility is operational.

Hoku Fuel Cells: The Company operates its fuel cell business under the name Hoku Fuel Cells, which has designed, developed and manufactured MEAs for PEM, fuel cells. The Company’s fuel cell business is currently limited to servicing its contract with the U.S. Navy which is expected to be completed in August 2007, and maintaining a limited number of other testing arrangements; the Company has significantly scaled-back its expenditures and investments in Hoku Fuel Cells, and intends to selectively pursue patent applications in order to protect its technology, inventions and improvements related to its fuel cell products.

Forward Guidance

The Company’s policy is to provide top line revenue and net income (loss) guidance for the next fiscal quarter. The Company has also updated its fiscal year revenue guidance as it believes the guidance reported in its previous earnings call is no longer reflective of the Company’s current outlook. Fluctuations in quarterly and fiscal year revenue are expected to continue in future periods due to uncertainty regarding the level and the timing of revenue from customer contracts and the timing of PV system installations. Based on its current outlook, the Company expects revenue for the second quarter ending September 30, 2007 to be in the range of $200,000 to $500,000 and $3.0 to $6.0 million for the fiscal year ending March 31, 2008. In addition, the Company expects that it will need to increase its efforts in supporting a polysilicon manufacturing and PV systems installation service business, develop its products, expand its corporate infrastructure, prepare for the increased production of its products and evaluate new markets to grow its business. The result is that the Company expects its costs to increase significantly. Based upon projections, the Company expects its financial results for the second quarter ending September 30, 2007 will be a loss. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Conference Call Information

Hoku Scientific has scheduled a conference call after the market closes on Tuesday, July 24, 2007 at 5:00 p.m., Eastern Time, to discuss its results for the quarter ended June 30, 2007. All interested parties are invited to call-in. To participate, please call (913) 981-5525. A live webcast can also be accessed by going directly to the Company’s web site at www.hokuscientific.com and electing the conference call link on the home page. A playback of the webcast will be available on the Company’s web site until the Company’s conference call to discuss its financial results for its second quarter fiscal 2008.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market, and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar is marketing and plans to install turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Hoku, Hoku Membrane, Hoku MEA and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

Contacts:

Doug Andersen Hoku Scientific, Inc. (808) 682-7800 ir@hokusci.com

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Scientific’s, through its Hoku Materials subsidiary, ability to successfully raise sufficient funds to construct a polysilicon manufacturing plant and conduct its proposed polysilicon businesses; to engineer and construct a fully operational polysilicon manufacturing plant; to manufacture high quality polysilicon; to license any necessary intellectual property rights to enter the polysilicon business; to meet the delivery schedules in its agreements with Global Expertise Wafer Division, Suntech Power Holdings and SANYO Electric Co.; and its relationships with Global Expertise Wafer Division, Suntech Power Holdings and SANYO Electric Co., and other contracting parties; and its costs to manufacture polysilicon. These statements also relate to Hoku Scientifics’ ability to resell its solar cells at reasonable prices or at all; and its ability, through its Hoku Solar subsidiary, to successfully negotiate an energy purchase agreement with Hawaiian Electric Company, for the energy purchase agreement to be approved by the Public Utilities Commission; to successfully complete photovoltaic system installations for Bank of Hawaii, Hardware Hawaii, Paradise Beverages and its other solar customers; and its costs to acquire solar modules, and to offer pricing that is competitive with competing products. These statements also relate to Hoku Scientific’s potential sale of its Kapolei facility and its ability to relocate to a smaller leased warehouse and office space on Oahu; Hoku Scientific’s, Hoku Materials’ and Hoku Solar’s future financial performance; Hoku Scientific’s, Hoku Materials’ and Hoku Solar’s business strategies and plans; and objectives of its management for future operations. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku’s filings with the Securities and Exchange Commission. Except as required by law, Hoku assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

To supplement Hoku Scientific’s consolidated financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net income (loss) and net income (loss) per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses SFAS No. 123(R) to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS No. 123(R) are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net income (loss) and non-GAAP net income (loss) per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, research and development, sales, general and administrative expense), that it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) or net income (loss) per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,
	2007	2006
Service and license revenue	$1,098	$1,153
Cost of service and license revenue(1)	758	279

Gross margin	340	874
Operating expenses:
Selling, general and administrative(1)	1,168	725
Research and development(1)	43	274

Total operating expenses	1,211	999

Loss from operations	(871)	(125)
Interest and other income	218	271

Income (loss) before income tax benefit	(653)	146
Income tax benefit	—	(167)

Net income (loss)	$(653)	$313

Basic net income (loss) per share	$(0.04)	$0.02

Diluted net income (loss) per share	$(0.04)	$0.02

Shares used in computing basic net income (loss) per share	16,541,166	16,436,338

Shares used in computing diluted net income (loss) per share	16,541,166	16,436,338

(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$30	$15
Selling, general and administrative	247	130
Research and development	36	23

Total	$313	$168

HOKU SCIENTIFIC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2007 (unaudited)	March 31, 2007
Assets
Cash and cash equivalents	$7,128	$2,567
Short-term investments	9,800	17,389
Accounts receivable	511	377
Inventory	2,385	2,385
Costs of uncompleted contracts	32	698
Equipment held for sale	1,852	74
Other current assets	334	537

Total current assets	22,042	24,027
Restricted cash equivalents	4,798	—
Property, plant and equipment, net	6,674	5,795
Other assets	4,325	803

Total assets	$37,839	$30,625

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$415	$653
Deferred revenue	178	990
Other current liabilities	740	1,488

Total current liabilities	1,333	3,131
Note payable	5,050	—
Deposit	6,000	2,000

Total liabilities	12,383	5,131

Stockholders’ equity:
Common stock, $0.001 par value as of June 30, 2007 and March 31, 2007, respectively. Authorized 100,000,000 shares as of June 30, 2007 and March 31, 2007, respectively; issued and outstanding 16,789,856 and 16,503,931 shares as of June 30, 2007 and March 31, 2007, respectively	17	17
Additional paid-in capital	34,008	33,396
Accumulated deficit	(8,567)	(7,914)
Accumulated other comprehensive loss	(2)	(5)

Total stockholders’ equity	25,456	25,494

Total liabilities and stockholders’ equity	$37,839	$30,625

HOKU SCIENTIFIC, INC.

Reconciliations from GAAP Net Income (Loss) and GAAP Net Income (Loss) per share to Non-GAAP Net Income (Loss)

and Non-GAAP Net Income (Loss) per share

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,
	2007	2006
GAAP net income (loss)	$(653)	$313
Stock-based compensation expense	313	168

Non-GAAP net income (loss)	$(340)	$481

GAAP basic net income (loss) per share	$(0.04)	$0.02
Basic stock-based compensation expense per share	0.02	0.01

Non-GAAP basic net income (loss) per share	$(0.02)	$0.03

GAAP diluted net income (loss) per share	$(0.04)	$0.02
Diluted stock-based compensation expense per share	0.02	0.01

Non-GAAP diluted net income (loss) per share	$(0.02)	$0.03